EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-112299 of Prolong International Corporation (the “Company”) on Form S-3 of our report dated February 11, 2004, except for Note 3, as to which the date is April 7, 2004, which expresses an unqualified opinion and includes an explanatory paragraph regarding the Company’s restatement of its 2002 and 2001 consolidated financial statements, appearing in the Annual Report on Form 10-K of Prolong International Corporation for the year ended December 31, 2003, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ HASKELL & WHITE LLP
HASKELL & WHITE LLP

Irvine, California

September 20, 2004